UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2008

Thomas & Betts Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	1-4682	22-1326940
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8155 T&B Boulevard, Memphis, Tennessee		38125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	901-252-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 3, 2008, Thomas & Betts Corporation announced that Imad Hajj, who previously held the position of Vice President - Operations and Chief Development Officer, has been named Senior Vice President - Global Operations. Mr. Hajj received a 7.56% increase in his base salary in lieu of his 2009 annual review. Mr. Hajj also received a five-percentage point increase in his cash target incentive under the Company's management incentive plan. Mr. Hajj will continue to report to Dominic J. Pileggi, Chief Executive Officer.

The Company also named Stanley P. Locke to the position of Vice President - Business Development and Strategic Planning. Mr. Locke previously served as the Company's Vice President - Controller. Mr. Locke received a 7.69% increase in base salary in lieu of his 2009 annual review. He will report directly to Dominic J. Pileggi, Chief Executive Officer.

Finally, William E. Weaver, Jr. joined the Company and was named Vice President - Controller effective immediately. Mr. Weaver was most recently Vice President and Chief Financial Officer at MetLife Home Loans, which purchased First Horizon Home Loans where Mr. Weaver was Senior Executive Vice President, and Chief Financial Officer. Prior to his executive positions with MetLife and First Horizon, Mr. Weaver was a Managing Partner at KPMG LLP, and served as KPMG LLP's Audit Partner for the Company's external audits during the period 2002 to 2006. Mr. Weaver will serve with an annual base salary of $400,000, and he will participate in the Company's management incentive plan with a target incentive of 55% of his base compensation. Mr. Weaver will receive a signing bonus of $50,000 and a prorated 2008 cash incentive under the cash management incentive plan. He will also participate in the Company's long-term equity incentive plan commensurate with his position. Mr. Weaver will report to Kenneth W. Fluke, Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas & Betts Corporation

November 3, 2008	By:	W. David Smith, Jr.

Name: W. David Smith, Jr.
Title: Assistant General Counsel and Assistant Secretary